Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Amendment No. 1 to Registration Statement on Form F-1 (No. 333-296419) and Prospectus of our report dated May 16, 2025, relating to the consolidated financial statements of RedCloud Holdings plc (the “Company”) as of and for the year ended December 31, 2024, which appear in the consolidated financial statements of the Company’s Annual Report (Form 20-F) for the year ended December 31, 2025. Our report includes an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” included in the Prospectus.

/s/ Turner, Stone & Company, L.L.P.

Turner, Stone & Company, L.L.P.

Dallas, Texas

June 15, 2026